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                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF BAKER BOTTS L.L.P.]

September 4, 2002


CenterPoint Energy, Inc.
1111 Louisiana Street
Houston, Texas 77002


Ladies and Gentlemen:

                  As set forth in Post Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement on Form S-3 (Registration No. 333-33303) to be filed by CenterPoint Energy, Inc. d/b/a Reliant Energy, Incorporated, a Texas corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the issuance from time to time of up to 1,700,976 shares (the "Shares") of common stock, par value $0.01 per share, of the Company (and associated rights to purchase Series A Preferred Stock, par value $0.01 per share, of the Company (the "Rights")) upon conversion of the 6% Convertible Subordinated Debentures due 2012 (the "Debentures") of Reliant Energy Resources Corp., a Delaware corporation ("RERC"), certain legal matters in connection with the Shares are being passed upon for you by us. The Debentures are governed by an Indenture dated as of March 1, 1987, as amended and supplemented (the "Indenture"), between RERC as successor in interest to NorAm Energy Corp., a Delaware corporation ("NorAm"), and Arkla, Inc., and JPMorgan Chase Bank (successor to The Chase Manhattan Bank (National Association)), as trustee. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Post-Effective Amendment.

                  In our capacity as your counsel in the connection referred to above, we have examined the Amended and Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, each as amended to date, the Agreement and Plan of Merger dated as of August 11, 1996, as amended, by and among Houston Industries Incorporated, a Texas corporation, HI Merger, Inc., a Delaware corporation, and NorAm, the Indenture, and the Rights Agreement dated as of January 1, 2002 between the Company and JPMorgan Chase Bank, as Rights Agent (the "Rights Agreement"), as amended to date, and have examined originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments or documents, as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.


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CenterPoint Energy, Inc.               2                       September 4, 2002

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

                  1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Texas.

                  2. The Shares, when duly issued upon conversion of the Debentures in accordance with the terms thereof and the terms and provisions of the Indenture, will be validly issued, fully paid and non-assessable.

                  3. The issuance of the Rights associated with the Shares has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance from time to time in connection with the issuance of the associated Shares as provided above and in accordance with the terms of the Rights Agreement, the Rights associated with such Shares will be validly issued.

                  The opinion set forth in paragraph 3 above is limited to the valid issuance of the Rights under the Texas Business Corporation Act. In this connection, we do not express any opinion herein on any other aspect of the Rights, the effect of any equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights, the enforceability of any particular provisions of the Rights Agreement, or the provisions of the Rights Agreement which discriminate or create unequal voting power among shareholders.

                  The opinions set forth above are limited in all respects to matters of Texas law as in effect on the date hereof. Additionally, we hereby consent to the reference to our Firm under the caption "Legal Opinions" in the Post-Effective Amendment. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

                                       Very truly yours,


                                       BAKER BOTTS L.L.P.